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                                                                EXHIBIT 10.1(g)

                                                               [GTS LETTERHEAD]

                                                             September 29, 1997


By Fax: +212 489 6357

Mr. W. James Peet,
The Chatterjee Group
Suite 3000
888 Seventh Avenue
New York, New York 10106

Dear Mr. Peet:

        Reference is made to (a) the following agreements, each as heretofore amended, supplemented or otherwise modified (collectively, the "Chatterjee Agreements"); (i) the Senior Note Purchase Agreement, dated as of January 19, 1996, between Global TeleSystems Group, Inc. (the "Company") The Open Society Institute ("OSI") and Chatterjee Fund Management, L.P., as purchasers; and
(ii) the Senior Note Purchase Agreement, dated as of June 6, 1996, between the Company and OSI, Winston Partners II LDC and Winston Partners II LLC, as purchasers (collectively, the "Purchasers"); and (b) the transactions, contracts and actions listed below and on the attached Schedule A, collectively, the "Transactions."

        The Company, or one or more affiliates of the Company, propose to enter into the Transactions, for which your consent is required under the terms of the Chatterjee Agreements. The Transactions are described more fully on Schedule A.

        GTS believes that the Transactions are in the best interest of the Company, and we hereby solicit the Purchasers' consent, under (and for all purposes of) the Chatterjee Agreements, to the Transactions.

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        Please evidence your consent by signing and returning to me a copy of this letter. Thank you for your cooperation and support.

                                Sincerely,

                                /s/ VIMAL AGARWAL

                                Vimal Agarwal
                                Treasurer

Accepted and acknowledged this 3rd day of October, 1997:

THE OPEN SOCIETY INSTITUTE

/s/ GARY GLADSTEIN
----------------------------
By: Gary Gladstein
Its: Attorney-in-fact for George & Susan Soros

Accepted and acknowledged this 3rd day of October, 1997:

CHATTERJEE FUND MANAGEMENT, L.P.

/s/ PETER HURWITZ
----------------------------
By: Peter Hurwitz
Its: Attorney-in-fact

Accepted and acknowledged this 3rd day of October, 1997:

WINSTON PARTNERS II LDC

/s/ PETER HURWITZ
----------------------------
By: Peter Hurwitz
Its: Attorney-in-fact

Accepted and acknowledged this 3rd day of October, 1997:

WINSTON PARTNERS II LLC

By Chatterjee Advisors LLC

/s/ PETER HURWITZ
----------------------------
By: Peter Hurwitz
Its: Manager

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                                   Schedule A

        Global TeleSystems Group, Inc. (the "Company") is in the process of purchasing the remaining minority interest in Vostok Mobile B.V. ("VM") that the Company does not currently own. VM is the western partner in eleven Russian cellular companies.

        De Nationale Investeringsbank ("NIB"), a Dutch bank, made loans in December 1995 of one million guilders to each of five of such Russian cellular companies (the "Borrowers"). (The Borrowers have commenced scheduled repayment of the loans and a total of 4 million guilders (or, approximately U.S.
$2 million under current exchange rates) in loans remains outstanding.) The Dutch government and VM guaranteed these loans. The loans contain a covenant that the ownership of VM would not change. Following the purchase of the minority interest, there will no longer be any Dutch beneficial ownership of VM and it is likely that the Dutch government will terminate its guarantee thereby triggering an event of default under the loans. Because the loans, and the related Russian Central Bank licenses, do not provide for optional prepayment, it is in the interest of the Company and the Borrowers that the loans remain outstanding until June 30, 2001, which is their scheduled final maturity.

        In order to keep the loans outstanding, the NIB has requested that the Company provide security in the amount of a cash deposit of the remaining principal amount, plus the next scheduled interest payment, and a Company guarantee of the amounts that may be due under the loans, which are not covered by such deposit. The Company's Board of Directors has approved the purchase of the remaining minority interest in Vostok Mobile and the mechanism to keep the loans in place. The Company guarantee and the deposit would result in additional indebtedness and a lien which would be prohibited by the Senior
Note Purchase Agreements. The Company respectfully requests your waiver of the provisions of the Senior Note Purchase Agreements which would otherwise prohibit these actions.